Exhibit 21.1

Subsidiaries of Pike Corporation

Elemental Energy, Inc. (Arizona)

Klondyke Construction LLC (Arizona)

Pike Electric, LLC (North Carolina)

Pike Enterprises, Inc. (North Carolina)

Pike Equipment and Supply Company, LLC (North Carolina)

Pine Valley Power, Inc. (Utah)

UC Synergetic, LLC (North Carolina)

UC Synergetic, Inc. (California)